MIDWAY CLOSES US$55 MILLION PROJECT FINANCE FACILITY WITH COMMONWEALTH BANK OF AUSTRALIA

PAN PROJECT, NEVADA

July 21, 2014

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces closing of the previously announced US$55 million 3-year senior secured project finance facility (the "Loan Facility"). The Loan Facility is with Commonwealth Bank of Australia (“Commonwealth Bank”) and will be used to fund continued development of the Company’s 100%-owned Pan Gold Mine (“Pan”), located in White Pine County, Nevada. Pan is currently under construction and first gold pour is expected in the fourth quarter of 2014.

The Loan Facility is comprised of two tranches: a project finance facility of US$45 million, plus a cost overrun facility of US$10 million. Advances under the project finance facility will bear interest at LIBOR plus 3.50% to 3.75%, and advances under the cost overrun facility will bear interest at the project finance facility rate plus 2.00%.

The Loan Facility is secured by substantially all of the assets of the borrower (MDW Pan LLP, which is comprised solely of the Pan project) and its affiliates. Upon achieving economic completion and meeting certain other requirements, security will be limited to the assets of MDW Pan LLP and guarantees from the Company and one other affiliate.

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July 21, 2014

The Loan Facility is subject to customary conditions precedent to draw on the loan including the establishment of an un-margined hedging program through Commonwealth Bank, which provides downside protection for the Company’s debt. This program will cover a period of less than two years commencing approximately six months after the planned start of production, and is expected to comprise an estimated 11% of the Pan project's anticipated life-of-mine production based on the current reserve base (see November 2011 Resource Estimate) assuming a spot gold price of approximately $1,300/oz.

Commonwealth Bank of Australia is a leading financier to the mining industry globally, with specialist multi-disciplinary teams in New York, London and throughout the Asia-Pacific region with extensive transaction experience and clients spanning single-asset emerging producers to global multi-national mining companies. Commonwealth Bank is among the ten largest banks in the world by market capitalization with an AA- credit rating from S&P and total assets of AUD 782 billion (approximately USD 698 billion) as at 31 December 2013.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at 720-979-0900.

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July 21, 2014

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. There can be no assurances that the conditions precedent to draw on the Loan Facility will be met or we will draw on the Loan Facility even if we complete the conditions precedent. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

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